Exhibit 99.1

Arch Capital Group Ltd.

Earnings Release Supplement

As of March 31, 2009

Wessex House, 4th Floor
45 Reid Street
Hamilton HM 12 Bermuda

441-278-9250
441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John C.R. Hele
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2009 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, April 28, 2009 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2009 first quarter was $139.9 million, or $2.24 per share, compared to $189.4 million, or $2.78 per share, for the 2008 first quarter. The Company also reported after-tax operating income available to common shareholders of $169.0 million, or $2.70 per share, for the 2009 first quarter, compared to $202.0 million, or $2.97 per share, for the 2008 first quarter. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share increased by 6.3% to $54.61 at March 31, 2009, from $51.36 per share at December 31, 2008. The Company’s after-tax operating income available to common shareholders represented a 21.1% annualized return on average common equity for the 2009 first quarter, compared to 21.9% for the 2008 first quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The following table summarizes the Company’s underwriting results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2009	2008

Gross premiums written	$1,024,971	$1,053,152
Net premiums written	822,863	811,342
Net premiums earned	700,564	708,234
Underwriting income	93,389	98,371

Combined ratio	86.7%	86.2%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except per share data)	2009	2008

After-tax operating income available to common shareholders	$169,001	$201,983
Net realized gains (losses), net of tax	(9,111)	45,782
Net impairment losses recognized in earnings, net of tax	(36,134)	(12,646)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(9,581)	(22,313)
Net foreign exchange gains (losses), net of tax	25,694	(23,384)
Net income available to common shareholders	$139,869	$189,422

Diluted per common share results:
After-tax operating income available to common shareholders	$2.70	$2.97
Net realized gains (losses), net of tax	(0.14)	0.67
Net impairment losses recognized in earnings, net of tax	(0.58)	(0.19)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(0.15)	(0.33)
Net foreign exchange gains (losses), net of tax	0.41	(0.34)
Net income available to common shareholders	$2.24	$2.78

Weighted average common shares and common share equivalents outstanding — diluted	62,559,969	68,019,413

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2009 first quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 57.2% and an underwriting expense ratio of 29.5%, compared to a loss ratio of 57.1% and an underwriting expense ratio of 29.1% for the 2008 first quarter. The loss ratio of 57.2% for the 2009 first quarter was comprised of 45.5 points of paid losses (including 5.0 points related to 2005 and 2008 named catastrophic events), 4.4 points related to reserves for reported losses and 7.3 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company’s reserving method to date has been, to a large extent, the expected loss method, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through March 31, 2009. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities, with no direct holdings of collateralized debt obligations (CDOs), collateralized loan obligations (CLOs) or credit default swaps (CDSs). The Company’s portfolio does not include ownership of common stock or preferred stock of any publicly-traded issuers and essentially includes no investments in hedge funds or private equity funds. The average credit quality rating of the portfolio remained at “AA+” at March 31, 2009 and the average effective duration was 3.02 years at March 31, 2009, compared to 3.62 years at December 31, 2008. Including the effects of foreign exchange, total return on the Company’s investment portfolio was approximately 1.09% for the 2009 first quarter, compared to 0.95% for the 2008 first quarter. Excluding foreign exchange, total return was 1.23% for the 2009 first quarter, compared to 0.71% for the 2008 first quarter.

Net investment income for the 2009 first quarter was $95.9 million, or $1.53 per share, compared to $111.7 million, or $1.79 per share, in the 2008 fourth quarter and $122.2 million, or $1.80 per share, in the 2008 first quarter. Contributing to the decrease in investment income compared to the 2008 fourth quarter were a decline in the portfolio’s book yield from 4.55% at year-end to 4.17%, due in part to lower available yields and a reduction in the portfolio’s effective duration. In addition, $3.0 million of the decrease from the 2008 fourth quarter related to reductions to the cost basis of treasury inflation protected securities (TIPS) in the 2009 first quarter which resulted from a decline in the consumer price index (CPI) during the period. Although TIPS investments negatively impacted net investment income, they generated a positive total return for the quarter. The Company has now reduced its exposure to TIPS as of March 31, 2009. Income from the Company’s securities lending program also declined by $2.4 million from the 2008 fourth quarter due to the increased supply of U.S. Treasuries and lower federal funds rates in effect during the 2009 first quarter. The comparability of net investment income during the 2009 and 2008 first quarters was also influenced by the Company’s share repurchase program described below. In addition, as previously disclosed, the 2008 amount included $3.4 million of interest income related to a favorable arbitration decision. The pre-tax investment income yield was 3.82% for the 2009 first quarter, compared to 4.50% for the 2008 fourth quarter and 4.88% (excluding the arbitration interest) for the 2008 first quarter.

During the 2009 first quarter, the Company adopted FASB Staff Position No. FAS 115-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2”). The new accounting guidance revises the recognition and reporting requirements for other-than-temporary impairments (OTTI) on the Company’s debt securities. The Company reviewed OTTI provisions it had recorded through realized losses on securities held at December 31, 2008 ($171.1 million) and estimated the portion related to credit events (i.e., where the present value of cash flows expected to be collected are lower than the amortized cost basis of the security) and the portion related to all other factors (e.g., interest rates, market conditions, etc.). The Company determined that $109.1 million of the OTTI previously recorded related to specific credit events and $62.0 million related to all other factors. Under FSP 115-2, the Company increased the amortized cost basis of these debt securities by $62.0 million and recorded a cumulative effect adjustment, net of tax, in its shareholders’ equity section. The cumulative effect adjustment had no effect on total shareholders’ equity as it increased retained earnings and reduced accumulated other comprehensive income.

Under the new accounting guidance, the amount of the credit loss portion of OTTI is recorded through earnings while the portion attributable to all other factors is recorded as a component of other comprehensive income in the equity section. In the 2009 first quarter, the Company recorded $36.1 million of net impairment losses through earnings, while the portion of loss recognized as a component of other comprehensive income on these securities was approximately $56.9 million. The net impairment losses primarily resulted from changes to expected recovery values during the period on structured securities (mortgage and asset backed) along with the winding down and liquidation of a Euro-denominated bank loan fund for which limited recovery value is expected.

The Company recorded $9.6 million of net losses related to investment funds accounted for using the equity method for the 2009 first quarter, compared to net losses of $22.3 million for the 2008 first quarter. Due to the ownership structure of these investment funds, which invest in fixed maturity securities, the Company uses the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities. Investment funds accounted for using the equity method totaled $293.5 million at March 31, 2009, compared to $301.0 million at December 31, 2008. The Company’s portfolio includes $331.3 million of investments in U.S. and Euro-denominated bank loan funds, which are primarily reflected in the investment funds accounted for using the equity method shown above. Please refer to the Company’s Financial Supplement dated March 31, 2009, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx for further information on the Company’s investment portfolio.

The Company’s effective tax rates on income before income taxes and pre-tax operating income for the 2009 first quarter were 6.1% and 3.3%, respectively, compared to 3.9% and 2.5% for the 2008 first quarter. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2009 will be in the range of 2.5% to 4.5%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $3.3 million of federal excise taxes in the 2009 and 2008 first quarters. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net foreign exchange gains for the 2009 first quarter of $25.2 million consisted of net unrealized gains of $25.9 million and net realized losses of $0.7 million, compared to net foreign exchange losses for the 2008 first quarter of $23.6 million which consisted of net unrealized losses of $22.3 million and net realized losses of $1.3 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statements of income.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, were 62.6 million for the 2009 first quarter, compared to 68.0 million for the 2008 first quarter. The lower level of weighted average shares outstanding in the 2009 first quarter was primarily due to the impact of share repurchases as discussed below.

The board of directors of ACGL has authorized the investment of up to $1.5 billion in ACGL’s common shares through a share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through February 2010. In March 2009, ACGL purchased $1.6 million of common shares through the share repurchase program. Since the inception of the share repurchase program through March 31, 2009, ACGL has repurchased approximately 15.3 million common shares for an aggregate purchase price of $1.05 billion. At March 31, 2009, approximately $448.3 million of repurchases were available under the share repurchase program. As a result of the share repurchase transactions to date, book value per common share was reduced by $2.86 per share at March 31, 2009, compared to $3.52 at December 31, 2008, while weighted average shares outstanding were reduced by 15.3 million for the 2009 first quarter, compared to 9.4 million shares for the 2008 first quarter.

At March 31, 2009, the Company’s capital of $4.03 billion consisted of $300.0 million of senior notes, representing 7.4% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.5% of the total, $325.0 million of preferred shares, representing 8.1% of the total, and common shareholders’ equity of $3.31 billion, representing the balance. At December 31, 2008, the Company’s capital of $3.83 billion consisted of $300.0 million of senior notes, representing 7.8% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.6% of the total, $325.0 million of preferred shares, representing 8.5% of the total, and common shareholders’ equity of $3.11 billion, representing the balance. The increase in total capital during the 2009 first quarter was primarily attributable to net income during the period.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Wednesday, April 29, 2009. A live webcast of this call will be available via the Investor Relations — Events and Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on April 29 at 1:00 p.m. Eastern Time until May 6, 2009 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 14362334), and international callers should dial 617-801-6888 (passcode 14362334).

Please refer to the Company’s Financial Supplement dated March 31, 2009, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company.

Arch Capital Group Ltd., a Bermuda-based company with over $4.0 billion in capital at March 31, 2009, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates and prevailing credit terms) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•        the loss of key personnel;

•        the integration of businesses the Company has acquired or may acquire into its existing operations;

•        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through March 31, 2009;

•        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•        severity and/or frequency of losses;

•        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•        the Company’s investment performance;

•        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•        changes in the political environment of certain countries in which the Company operates or underwrites business;

•        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on
Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses included in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share and Share Repurchases

	March 31,	December 31,
(U.S. dollars in thousands, except share data)	2009	2008

Calculation of book value per common share:
Total shareholders’ equity	$3,630,396	$3,432,965
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$3,305,396	$3,107,965
Common shares outstanding (1)	60,532,222	60,511,974
Book value per common share	$54.61	$51.36

	Three Months Ended		Cumulative
	March 31,		March 31,
(U.S. dollars in thousands, except share data)	2009	2008	2009

Effect of share repurchases:
Aggregate purchase price of shares repurchased	$1,552	$189,843	$1,051,748
Shares repurchased	33,305	2,749,909	15,289,594
Average price per share repurchased	$46.60	$69.04	$68.79

Estimated net accretive (dilutive) impact on ending book value per common share (2)	$0.01	$(0.49)	$(2.86)
Estimated net accretive impact on diluted earnings per share (3)	$0.40	$0.26

(1)	Excludes the effects of 5,111,344 and 5,131,135 stock options and 347,019 and 412,622 restricted stock units outstanding at March 31, 2009 and December 31, 2008, respectively.
(2)

As the average price per share repurchased during the 2009 first quarter was lower than the book value per common share, the repurchase of shares during the period increased book value per common share during the 2009 first quarter. For the 2008 first quarter and cumulative through March 31, 2009, the average price per share repurchased was higher than the book value per common share and, accordingly, decreased book value per common share.

(3)

The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) net income (loss) per share plus an estimate of lost net investment income on the cumulative share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share in the periods presented.

Investment Information

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except share data)	2009	2008

Net investment income:
Total	$95,882	$122,193
Per share	$1.53	$1.80

Pre-tax investment income yield (at amortized cost)	3.82%	4.88%
After-tax investment income yield (at amortized cost)	3.70%	4.75%

Cash flow from operations	$294,803	$334,545

On a consolidated basis, the Company’s aggregate investable assets totaled $10.3 billion at March 31, 2009, compared to $10.0 billion at December 31, 2008, as detailed in the table below:

	March 31,	December 31,
(U.S. dollars in thousands)	2009	2008

Investable assets:
Fixed maturities available for sale, at market value	$8,540,653	$8,122,221
Fixed maturities pledged under securities lending agreements, at market value (1)	503,449	626,501
Total fixed maturities	9,044,102	8,748,722
Short-term investments available for sale, at market value	749,708	479,586
Short-term investments pledged under securities lending agreements, at market value (1)	56,242	101,564
Cash	244,037	251,739
Other investments (2)
Fixed income mutual funds	32,912	39,858
Privately held securities and other	72,076	69,743
Investment funds accounted for using the equity method (3)	293,452	301,027
Securities transactions entered into but not settled at the balance sheet date	(241,836)	(18,236)
Total investable assets (1)	$10,250,693	$9,974,003

Fixed income portfolio (1):
Average effective duration (in years)	3.02	3.62
Average credit quality	AA+	AA+
Imbedded book yield (before investment expenses)	4.17%	4.55%

(1)

In securities lending transactions, the Company receives collateral in excess of the market value of the fixed maturities and short-term investments pledged under securities lending agreements. For purposes of this table, the Company has excluded the collateral received and reinvested at March 31, 2009 and December 31, 2008 of $550.8 million and $730.2 million, respectively, which is reflected as “investment of funds received under securities lending agreements, at market value” and included the $559.7 million and $728.1 million, respectively, of “fixed maturities and short-term investments pledged under securities lending agreements, at market value.”

(2)

Other investments include (i) mutual funds which invest in fixed maturity securities and international equity index funds; and (ii) privately held securities and other which include the Company’s investment in Aeolus LP and other privately held securities.

(3)

The Company’s investment portfolio includes certain funds that invest in fixed maturity securities which, due to the ownership structure of the funds, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). Changes in the carrying value of such investments are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments.

For further information on the Company’s investment portfolio, please refer to the Company’s Financial Supplement dated March 31, 2009, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2009	2008

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$318,541	$249,499
Increase in unpaid losses and loss adjustment expenses	82,001	154,918
Total losses and loss adjustment expenses	$400,542	$404,417

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(8,178)	$(5,610)
Reinsurance	(39,693)	(51,050)
Total	$(47,871)	$(56,660)

Impact on losses and loss adjustment expenses:
Insurance	$(9,126)	$(5,776)
Reinsurance	(42,016)	(51,086)
Total	$(51,142)	$(56,862)

Impact on acquisition expenses :
Insurance	$948	$166
Reinsurance	2,323	36
Total	$3,271	$202

Impact on combined ratio:
Insurance	(2.0)%	(1.3)%
Reinsurance	(13.3)%	(17.7)%
Total	(6.8)%	(8.0)%

Impact on loss ratio:
Insurance	(2.3)%	(1.4)%
Reinsurance	(14.0)%	(17.7)%
Total	(7.3)%	(8.0)%

Impact on acquisition expense ratio:
Insurance	0.3%	0.1%
Reinsurance	0.7%	0.0%
Total	0.5%	0.0%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$—	$20,300
Reinsurance	8,012	5,774
Total	$8,012	$26,074

Impact on loss ratio:
Insurance	—	4.8%
Reinsurance	2.7%	2.0%
Total	1.1%	3.7%

(1)

Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

For additional detail regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated March 31, 2009 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Discussion of 2009 First Quarter Performance

Insurance Segment

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2009	2008

Gross premiums written	$638,409	$626,348
Net premiums written	441,586	402,764
Net premiums earned	401,097	419,100
Underwriting income	11,421	7,153

Loss ratio	67.3%	68.6%
Acquisition expense ratio	14.1%	12.2%
Other operating expense ratio	15.7%	17.6%
Combined ratio	97.1%	98.4%

Gross premiums written by the insurance segment in the 2009 first quarter were 1.9% higher than in the 2008 first quarter, with growth in programs, national accounts casualty and executive assurance business. The increase in programs and national accounts casualty business primarily resulted from new business while the increase in executive assurance business primarily resulted from renewal rate increases. Such amounts were partially offset by reductions in casualty, construction and professional liability business as the insurance segment continued to maintain underwriting discipline in response to the current market environment. The higher net premiums written growth rate of 9.6% primarily resulted from changes in reinsurance usage and the impact of changes in the mix of business. Net premiums earned by the insurance segment in the 2009 first quarter were 4.3% lower than in the 2008 first quarter, and reflect changes in net premiums written over the previous five quarters.

The loss ratio for the insurance segment was 67.3% in the 2009 first quarter, compared to 68.6% in the 2008 first quarter. The 2009 first quarter loss ratio reflected a 2.3 point reduction related to estimated net favorable development in prior year loss reserves, compared to 1.4 points in the 2008 first quarter. The estimated net favorable development in the 2009 first quarter was primarily in medium-tail lines and mainly resulted from better than expected claims emergence. The 2009 first quarter loss ratio did not include any significant catastrophic activity while the 2008 first quarter loss ratio included 4.8 points related to the Australian floods. The insurance segment’s loss ratio in the 2009 first quarter reflected an increase in expected loss ratios across a number of lines of business primarily due to the anticipated impact of rate changes and changes in the mix of business.

The insurance segment’s underwriting expense ratio was 29.8% in the 2009 and 2008 first quarters. The acquisition expense ratio was 14.1% for the 2009 first quarter, compared to 12.2% for the 2008 first quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers, (2) the amount of business written on a surplus lines (non-admitted) basis and (3) mix of business. In addition, the 2009 first quarter loss ratio reflected 0.3 points related to estimated net favorable development in prior year loss reserves, compared to 0.1 points in the 2008 first quarter. The comparison of the 2009 first quarter and 2008 first quarter acquisition expense ratios reflects changes in the form of reinsurance ceded and the mix of business. The insurance segment’s other operating expense ratio was 15.7% for the 2009 first quarter, compared to 17.6% in the 2008 first quarter, with the decrease primarily attributable to non-recurring adjustments in compensation costs in the 2009 first quarter. In addition, the 2009 first quarter operating expense ratio reflects the benefits of the insurance segment’s expense management plan implemented in 2008, which included office relocation and personnel and other expense saving initiatives.

Reinsurance Segment

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2009	2008

Gross premiums written	$390,129	$433,827
Net premiums written	381,277	408,578
Net premiums earned	299,467	289,134
Underwriting income	81,968	91,218

Loss ratio	43.6%	40.5%
Acquisition expense ratio	23.0%	21.7%
Other operating expense ratio	6.1%	6.3%
Combined ratio	72.7%	68.5%

Gross premiums written by the reinsurance segment in the 2009 first quarter were 10.1% lower than in the 2009 first quarter, primarily due to reductions in other specialty and property catastrophe business written in the 2009 first quarter. The decrease in other specialty was primarily due to the non-renewal of a non-standard auto treaty, while the lower level of property catastrophe business resulted from the impact of non-renewals of a small number of contracts. The decreases were partially offset by an increase in writings by the reinsurance segment’s property facultative operation, which contributed $12.4 million of additional gross premiums written in the 2009 first quarter compared to the 2008 first quarter.

Ceded premiums written by the reinsurance segment were 2.3% of gross premiums written for the 2009 first quarter, compared to 5.8% for the 2008 first quarter. In the 2009 first quarter, Arch Reinsurance Ltd., the Company’s Bermuda-based reinsurer, ceded $3.5 million of premiums written, or 0.9%, under a quota share reinsurance treaty to Flatiron Re Ltd., compared to $18.4 million, or 4.2%, in the 2008 first quarter. Commission income from the treaty (in excess of the reimbursement of direct acquisition expenses) reduced the reinsurance segment’s acquisition expense ratio by 0.8 points in the 2009 first quarter, compared to 3.3 points in the 2008 first quarter.

Net premiums written by the reinsurance segment in the 2009 first quarter were 6.7% lower than in the 2008 first quarter, primarily due to the items noted above. Net premiums earned in the 2009 first quarter were 3.6% higher than in the 2008 first quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The reinsurance segment’s loss ratio was 43.6% in the 2009 first quarter, compared to 40.5% for the 2008 first quarter. The loss ratio for the 2009 first quarter reflected a 14.0 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 17.7 point reduction in the 2008 first quarter. The estimated net favorable development in the 2009 first quarter primarily resulted from better than anticipated claims emergence in older underwriting years. The 2009 first quarter loss ratio also reflected approximately 2.7 points of catastrophic activity, while the 2008 first quarter loss ratio reflected approximately 2.0 points of catastrophic activity. The reinsurance segment’s 2009 first quarter loss ratio also reflected an increase in expected loss ratios in a number of lines of business primarily due to the anticipated impact of rate changes as well as changes in the mix of business.

The underwriting expense ratio for the reinsurance segment was 29.1% in the 2009 first quarter, compared to 28.0% in the 2008 first quarter. The acquisition expense ratio for the 2009 first quarter was 23.0%, compared to 21.7% for the 2008 first quarter, with the increase primarily due to a lower level of commission income from the Treaty with Flatiron noted above. In addition, the 2009 first quarter loss ratio reflected 0.7 points related to estimated net favorable development in prior year loss reserves. The comparison of the 2009 first quarter and 2008 first quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The reinsurance segment’s other operating expense ratio was 6.1% for the 2009 first quarter, compared to 6.3% for the 2008 first quarter. The decrease in the operating expense ratio primarily related to a higher level of net premiums earned in the 2009 first quarter.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2009	2008
Revenues
Net premiums written	$822,863	$811,342
Increase in unearned premiums	(122,299)	(103,108)
Net premiums earned	700,564	708,234
Net investment income	95,882	122,193
Net realized gains (losses)	(5,164)	48,686

Total other-than-temporary impairment losses	(92,989)	(12,711)
Portion of loss recognized in other comprehensive income (loss), before taxes	56,855	—
Net impairment losses recognized in earnings	(36,134)	(12,711)

Fee income	925	1,068
Equity in net income (loss) of investment funds accounted for using the equity method	(9,581)	(22,313)
Other income	3,951	4,036
Total revenues	750,443	849,193

Expenses
Losses and loss adjustment expenses	400,542	404,417
Acquisition expenses	126,458	114,639
Other operating expenses	87,116	97,187
Interest expense	5,712	5,524
Net foreign exchange (gains) losses	(25,205)	23,587
Total expenses	594,623	645,354

Income before income taxes	155,820	203,839

Income tax expense	9,490	7,956

Net income	146,330	195,883

Preferred dividends	6,461	6,461

Net income available to common shareholders	$139,869	$189,422

Net income per common share
Basic	$2.32	$2.90
Diluted	$2.24	$2.78

Weighted average common shares and common share equivalents outstanding
Basic	60,313,550	65,295,516
Diluted	62,559,969	68,019,413

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	March 31,	December 31,
	2009	2008
Assets
Investments:
Fixed maturities available for sale, at market value (amortized cost: 2009, $8,735,769; 2008, $8,314,615)	$8,540,653	$8,122,221
Short-term investments available for sale, at market value (amortized cost: 2009, $749,178; 2008, $478,088)	749,708	479,586
Investment of funds received under securities lending agreements, at market value (amortized cost: 2009, $571,102; 2008, $750,330)	550,821	730,194
Other investments (cost: 2009, $114,779; 2008, $125,858)	104,988	109,601
Investment funds accounted for using the equity method	293,452	301,027
Total investments	10,239,622	9,742,629

Cash	244,037	251,739
Accrued investment income	65,365	78,052
Investment in joint venture (cost: $100,000)	101,143	98,341
Fixed maturities and short-term investments pledged under securities lending agreements, at market value	559,691	728,065
Premiums receivable	720,724	628,951
Unpaid losses and loss adjustment expenses recoverable	1,710,781	1,729,135
Paid losses and loss adjustment expenses recoverable	76,312	63,294
Prepaid reinsurance premiums	274,578	303,707
Deferred income tax assets, net	62,210	60,192
Deferred acquisition costs, net	313,973	295,192
Receivable for securities sold	1,191,896	105,073
Other assets	531,955	532,175
Total Assets	$16,092,287	$14,616,545

Liabilities
Reserve for losses and loss adjustment expenses	$7,709,317	$7,666,957
Unearned premiums	1,617,431	1,526,682
Reinsurance balances payable	146,981	138,509
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
Securities lending payable	574,337	753,528
Payable for securities purchased	1,433,732	123,309
Other liabilities	580,093	574,595
Total Liabilities	12,461,891	11,183,580

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 13,000,000)	130	130
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2009, 60,532,222; 2008, 60,511,974)	605	605
Additional paid-in capital	996,417	994,585
Retained earnings	2,894,577	2,693,239
Accumulated other comprehensive income (loss), net of deferred income tax	(261,333)	(255,594)
Total Shareholders’ Equity	3,630,396	3,432,965
Total Liabilities and Shareholders’ Equity	$16,092,287	$14,616,545